EXHIBIT 21.1

Subsidiaries of Registrant (All 100% owned)	Country of Organization

NVIDIA International Holdings, Inc.	United States

NVIDIA Development, Inc.	Canada

JAH Venture Holdings, Inc.	United States

NVIDIA International, Inc.	Cayman Islands

NVIDIA US Investment Company	United States

NVIDIA Singapore Pte Ltd	Singapore

NVIDIA Pty Limited	Australia

NVIDIA Ltd.	United Kingdom

NVIDIA GmbH	Germany

NVIDIA Hong Kong Holdings Limited	Hong Kong

NVIDIA GK	Japan

NVIDIA Graphics Holding Company	Mauritius

NVIDIA Semiconductor Holding Company	Mauritius

NVIDIA Graphics Private Limited	India

NVIDIA Semiconductor Shanghai Co. Ltd.	China

NVIDIA BVI Holdings Limited	British Virgin Islands

NVIDIA Semiconductor Shenzhen Holding Company	Mauritius

NVIDIA Semiconductor Shenzhen Co., Ltd.	China

NVIDIA Hong Kong Development Limited	Hong Kong

NVIDIA Helsinki Oy	Finland

NVIDIA Holding Oy	Finland

NVIDIA Dutch Cooperatief U.A.	Netherlands

PortalPlayer LLC	United States

PortalPlayer USA, Inc.	United States

PortalPlayer (India) Private Limited	India

PortalPlayer International	Cayman Islands

Orange Rock IP, LLC	United States

PortalPlayer Technologies, LLC	United States

ULi Electronics Inc.	British Virgin Islands

Mental Images GmbH	Germany

Mental Images, Inc.	United States

Mental Images Pty. Ltd.	Australia

Computer Kulter GmbH	Germany

Harvest 2400 LLC	United States

Harvest 2400 SC, Inc.	United States